As filed with the Securities and Exchange Commission on September 26, 1996.
                                                   Registration No. 333-_____
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                 U. S. BANCORP
              (Exact name of registrant as specified in charter)

          Oregon                                    93-0571730
(State or other jurisdiction of         (IRS Employer Identification No.)
incorporation or organization)
                             111 S.W. Fifth Avenue
                            Portland, Oregon 97204
                           Telephone (503) 275-6111
         (Address and telephone number of principal executive offices)

                                DWIGHT V. BOARD
                           Executive Vice President
                                 U. S. BANCORP
                             111 S.W. Fifth Avenue
                            Portland, Oregon 97204
                           Telephone (503) 275-3706
          (Name, address, and telephone number of agent for service)
                          ---------------------------
                                  Copies to:
Miller, Nash, Wiener, Hager & Carlsen LLP     Brown & Wood LLP
111 S.W. Fifth Avenue                         555 California Street
Portland, Oregon 97204-3699                   San Francisco, CA.  94104-1715
Attn:  Mary Ann Frantz                        Attn:  Paul C. Pringle
(503) 224-5858                                (415) 772-1200
                          ---------------------------
    Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.
                          ---------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. [ ]
                        ------------------------------
                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                     Proposed    Proposed
Title of Each                        Maximum     Maximum
Class of           Amount to be      Offering    Aggregate       Amount of
Securities to be   Registered        Price Per   Offering        Registration
Registered         (1)               Unit(2)     Price(2)        Fee
- -----------------------------------------------------------------------------
Debt Securities    $1,000,000,000    100%        $1,000,000,000  $344,828
=============================================================================

(1) Or an equivalent amount in another currency or currencies or, if any Debt Securities are issued at a discount, such greater amount as shall result in net proceeds of $1,000,000,000 to the registrant.
(2) Estimated solely for purposes of calculating the registration fee.

                        ------------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

PROSPECTUS

    U. S. BANCORP

                                DEBT SECURITIES

          U. S. Bancorp intends to offer from time to time in one or more series its unsecured debt securities, which may be senior (the "Senior Securities") or subordinated (the "Subordinated Securities," and together with the Senior Securities, the "Debt Securities"), with an aggregate initial public offering price of up to $1,000,000,000 (or its equivalent in any other currency or composite currency) in amounts, at prices and on terms to be determined at the time of sale and set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

          The Senior Securities will rank equally and ratably with all other unsecured and unsubordinated indebtedness of U. S. Bancorp. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness of U. S. Bancorp, as defined. See "Description of Debt Securities."

          The specific title, aggregate principal amount, maturity, rate and time of payment of interest (if any), terms for redemption, terms for sinking fund payments, the initial public offering price, and any other special terms of a specific series of Debt Securities being offered ("Offered Debt Securities") are set forth in the accompanying Prospectus Supplement. The Offered Debt Securities will be denominated in United States dollars unless another currency, which may be a composite currency such as the European Currency Unit, is specified in the Prospectus Supplement.

          The Debt Securities may be sold to underwriters for public offering pursuant to terms of offering described in the Prospectus Supplement. In addition, the Debt Securities may be sold through agents designated from time to time by U. S. Bancorp, including its banking affiliates. If any underwriters or agents are involved in the sale of the Offered Debt Securities, their names and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. See "Plan of Distribution."

          This Prospectus may not be used to consummate sales of Offered Debt Securities unless accompanied by a Prospectus Supplement.

          The Debt Securities are unsecured obligations of U. S. Bancorp and are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

              The date of this Prospectus is _____________, 1996.

                             AVAILABLE INFORMATION

          U. S. Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934 ("Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by
U. S. Bancorp can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including U. S. Bancorp. The address of such Internet Web site is http://www.sec.gov. As permitted by rules and regulations of the Commission, this Prospectus omits certain information set forth in the Registration Statement and exhibits thereto relating to the Debt Securities which U. S. Bancorp has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

                                 _____________

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          U. S. Bancorp incorporates herein by reference its annual report on Form 10-K for the year ended December 31, 1995, its quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 (as amended by Amendment No. 1 on Form 10-Q/A filed August 23, 1996), and its current reports on Form 8-K dated December 26, 1995 (as amended by Amendment No. 1 on Form 8-K/A filed February 6, 1996), January 31, 1996, March 11, 1996, and June 6, 1996.

          All documents filed by U. S. Bancorp pursuant to Section 13(a), 13(c), 14 or 15(d) of the Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus.

          U. S. Bancorp will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated by reference herein, other than certain exhibits to such documents. Requests should be directed to U. S. Bancorp, Investor Relations, P.O. Box 8837, Portland, Oregon 97208, telephone (503) 275-5834.

                                 U. S. BANCORP

          U. S. Bancorp is a regional multi-bank holding company headquartered in Portland, Oregon. At June 30, 1996, U. S. Bancorp was among the 30 largest bank holding companies in the United States in terms of total assets, with total consolidated assets of $32.8 billion, deposits of $23.9 billion, and total shareholders' equity of $2.9 billion.

          U. S. Bancorp is engaged in a general retail and commercial banking business in the states of Oregon, Washington, Idaho, California, Nevada, and Utah through its banking subsidiaries. Its principal banking subsidiaries are United States National Bank of Oregon ("U. S. Bank of Oregon"), with $13.4 billion in total assets at June 30, 1996, U. S. Bank of Washington, National Association ("U. S. Bank of Washington"), with total assets of $9.3 billion at June 30, 1996, and U. S. Bank of Idaho. U. S. Bank of Idaho was formed by the merger of U. S. Bank of Idaho, National Association, and West One Bank, Idaho, in August 1996. West One Bank, Idaho, had total assets of $4.1 billion at June 30, 1996. At June 30, 1995, in terms of deposits, U. S. Bank of Oregon was the largest commercial bank in Oregon and the 63rd largest commercial bank in the United States, U. S. Bank of Washington was the third largest commercial bank in Washington and the 101st largest commercial bank in the United States, and West One Bank, Idaho was the largest commercial bank in Idaho and the 142nd largest commercial bank in the United States.

          Other subsidiaries of U. S. Bancorp provide financial services related to banking, including lease financing, consumer and commercial finance, discount brokerage, investment advisory services, and insurance agency and credit life insurance services. U. S. Bancorp's principal activities are located in the Pacific Northwest, but it has operations throughout the Far West and, to a lesser extent, the rest of the United States. The principal executive offices of U. S. Bancorp are located at 111 S.W. Fifth Avenue, Portland, Oregon 97204, telephone number
(503) 275-6111.

          The principal sources of U. S. Bancorp's revenues are dividends and fees from its subsidiaries. There are various legal limitations on the extent to which U. S. Bancorp's bank subsidiaries may extend credit, pay dividends, or otherwise supply funds to U. S. Bancorp or U. S. Bancorp's other affiliates. In particular, U. S. Bancorp's bank subsidiaries are subject to certain restrictions imposed by federal law on extensions of credit to
U. S. Bancorp or its affiliates, on investments in stock or other securities thereof and on the taking of such securities as collateral for loans. Such restrictions prohibit U. S. Bancorp or such other affiliates from borrowing from U. S. Bancorp's bank subsidiaries unless the loans are secured by specified collateral. Further, such secured loans and investments by a
U. S. Bancorp bank subsidiary are limited in amount as to U. S. Bancorp or to any other such affiliate to 10% of the bank subsidiary's capital stock and surplus and as to U. S. Bancorp and all such affiliates to an aggregate of 20% of the bank subsidiary's capital stock and surplus.

          In addition, there are certain limitations on the payment of dividends to U. S. Bancorp by its bank subsidiaries. A national bank may not pay dividends in an amount greater than its net profits then on hand after deducting statutory bad debt in excess of the bank's allowance for loan losses. The prior approval of the United States Comptroller of the Currency (the "Comptroller") is required if the total of all dividends declared by a national bank subsidiary in any calendar year will exceed the total of such subsidiary's net profits (as defined by regulation) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. As of December 31, 1995, U. S. Bancorp's banking subsidiaries could have declared dividends without approval of the Comptroller of up to an aggregate of $313 million. The payment of dividends by U. S. Bancorp's national bank subsidiaries may be affected by other factors, such as requirements for the maintenance of adequate capital. The Comptroller also has authority to prohibit a national bank from engaging in what, in the Comptroller's opinion, constitutes an unsafe or unsound practice in conducting its business. In addition, the Comptroller has issued a policy statement which provides that national banks should generally pay dividends only out of current operating earnings. U. S. Bancorp's nonbank subsidiaries are also subject to limitations on the payment of dividends. In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991, an FDIC-insured depository institution cannot make a capital distribution (including a payment of dividends) or pay any management fees to its holding company or pay any dividend if it is undercapitalized or if such payment would cause it to become undercapitalized.

          In the event that a depository institution subsidiary becomes undercapitalized (as that term is defined by the federal bank regulatory agencies), U. S. Bancorp may be required to guarantee compliance by the subsidiary with a capital restoration plan. U. S. Bancorp's aggregate liability under any such guarantee may not exceed the lesser of 5% of the subsidiary's total assets when it became undercapitalized or the amount of the capital deficiency at such time as it fails to comply with the plan.

                                USE OF PROCEEDS

          U. S. Bancorp intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, including investments in, or extensions of credit to, its existing and future subsidiaries, the acquisition of other banking and financial services businesses, repurchases of outstanding shares of U. S. Bancorp common stock, and repayment of outstanding borrowings. The precise amounts and timing of the application of proceeds will depend on various factors existing at the time of offering of the Offered Debt Securities, including the subsidiaries' funding requirements and the availability of other funds. Pending such use, the proceeds may be temporarily invested in short-term obligations.

                      RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth the consolidated ratios of earnings to fixed charges for U. S. Bancorp for the periods indicated.


                                                                               Six Months
                                                                                 Ended
                                                    Year Ended December 31,     June 30,
                                                ----------------------------- -----------

                                                 1991  1992  1993  1994  1995  1995  1996
                                                ----- ----- ----- ----- ----- ----- -----
Ratio of Earnings to Fixed Charges:
      Excluding interest on deposits......      2.17x 2.77x 3.74x 2.58x 2.72x 2.88x 3.77x
      Including interest on deposits......      1.30x 1.47x 1.71x 1.48x 1.51x 1.59x 1.73x


          For purposes of computing the ratios, earnings represent income before income taxes, accounting changes and fixed charges, less capitalized interest. Fixed charges represent interest, whether expensed or capitalized, including interest on deposits where indicated, imputed interest on capital leases and approximately one-third of all other rent expense (such amount approximating the interest component of such expense), but excluding interest income on federal funds sold, which approximates interest expense related to federal funds purchased transactions having a purpose other than to fund operations.

                        DESCRIPTION OF DEBT SECURITIES

          The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Offered Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to such Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

          The Senior Securities are to be issued under an indenture (the "Senior Indenture") between U. S. Bancorp and the trustee named in the applicable Prospectus Supplement as trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an indenture (the "Subordinated Indenture") between U. S. Bancorp and the trustee named in the applicable Prospectus Supplement as trustee (the "Subordinated Trustee," and together with the Senior Trustee, the "Trustees"). The forms of the Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

          Because U. S. Bancorp is a holding company, its rights and the rights of its creditors, including the Holders of Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that U. S. Bancorp may itself be a creditor with recognized claims against the subsidiary.

General

          The amount of Debt Securities offered by this Prospectus will be limited to the amount set forth on the cover of this Prospectus. Each Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301).

          The Senior Securities will be unsecured and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of
U. S. Bancorp. The Subordinated Securities will be unsecured and, in general, will rank equally and ratably with other subordinated debt of U. S. Bancorp and, together with such other subordinated debt, will be subordinated and junior in right of payment to the prior payment in full of the Senior Indebtedness of U. S. Bancorp as described below under "Subordination."

          The Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities;
(3) the date or dates on which the Offered Debt Securities will mature;
(4) the rate or rates per annum at which the Offered Debt Securities will bear interest, if any, or the manner in which such rates are determined and the date from which such interest, if any, will accrue; (5) the dates on which such interest, if any, on the Offered Debt Securities will be payable, the record dates for such interest payment dates, if any, and the rate or rates of interest, if any, payable on overdue installments of interest on or principal of (and premium, if any, on) the Offered Debt Securities; (6) the currency or currency unit, if other than United States dollars, of payment of principal of, and premium and interest, if any, on the Offered Debt Securities; (7) if the Offered Debt Securities are to be issued in the form of one or more global securities (a "Global Security"), the identity of the depositary for such Global Security or Securities; (8) any sinking fund or analogous provisions;
(9) any mandatory or optional redemption terms; (10) any additions to, or modifications or deletions of, any Events of Default or Defaults (as such terms are defined in the applicable Indenture), or covenants and the remedies with respect thereto provided for with respect to the Offered Debt Securities; and (11) any other terms of the Offered Debt Securities.

          Unless otherwise specified in the applicable Prospectus Supplement, principal of, and premium and interest, if any, on the Offered Debt Securities will be payable at the office of such paying agent or paying agents as
U. S. Bancorp may appoint from time to time, except that payment of interest, if any, may be made at the option of U. S. Bancorp by check mailed to the address of the person entitled thereto as it appears in the register for the Offered Debt Securities. (Sections 301, 307, and 1002).

          Unless otherwise indicated in the Prospectus Supplement, the Offered Debt Securities will be issued only in fully registered form without coupons and, if denominated in U.S. dollars, will be issued in denominations of $1,000 or any integral multiple thereof. Debt Securities may be surrendered for transfer or exchange at the office of the Instrument Registrar or at the office or agency maintained by the Company in each Place of Payment designated by the Company with respect to such series of Debt Securities. No service charge will be made for any transfer or exchange of Debt Securities of any series but U. S. Bancorp may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
U. S. Bancorp will not be required (i) to issue, register the transfer of or exchange any Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected for redemption and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Debt Security so selected for redemption in whole or in part, except the unredeemed portion of Debt Securities being redeemed in part. (Sections 302, 305, and 1002).

          Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary, all as provided in the Indentures. (Sections 301 and 303).

          All moneys paid by U. S. Bancorp to a Trustee or any paying agent for the payment of principal of and premium and interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest shall have become due and payable may be repaid to U. S. Bancorp and thereafter the Holder (as defined in the Indentures) of such Debt Security will look only to U. S. Bancorp for payment thereof. (Section 1003).

          If any Debt Securities are payable in a currency or currency unit other than U.S. dollars, the special federal income tax considerations applicable to such Debt Securities will be described in the Prospectus Supplement relating thereto.

          The Debt Securities may be issued as original issue discount Debt Securities (bearing no interest or bearing interest at a rate which at the time of issue is below market rates) to be sold at a substantial discount below their stated principal amount. If any Debt Securities are issued as original issue discount Debt Securities, the special federal income tax and other considerations applicable to such Debt Securities will be described in the Prospectus Supplement relating thereto.

Global Securities

          The Offered Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such Offered Debt Securities. Unless and until it is exchangeable in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Sections 203, 302, 303 and 305).

          The specific terms of the depositary arrangement, if any, with respect to a series of Offered Debt Securities will be described in the Prospectus Supplement relating to such series. U. S. Bancorp anticipates that the following provisions will apply to all depositary arrangements.

          Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("Participants") or persons that may hold interests through Participants. Such accounts shall be designated by the underwriters or agents with respect to the Offered Debt Securities underwritten or solicited by them. U. S. Bancorp expects that upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Offered Debt Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

          So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the applicable Indenture. U. S. Bancorp understands that under existing industry practices, in the event that U. S. Bancorp requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

          Payment of principal of, and premium and interest, if any, on, Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of
U. S. Bancorp, the applicable Trustee, any paying agent or any other agent of
U. S. Bancorp or such Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308).

          U. S. Bancorp expects that upon receipt of any payment of principal of, or premium or interest on, a Global Security, the Depositary will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be the sole responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

          A Global Security is exchangeable for definitive Debt Securities in registered form only if (i) the Depositary for any Debt Securities represented by a Global Security notifies U. S. Bancorp that it is unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Act and a successor Depositary is not appointed by U. S. Bancorp within 90 days after receiving such notice or becoming aware that the Depositary is no longer so registered, (ii) U. S. Bancorp in its sole discretion determines that such Global Security shall be exchangeable for definitive Debt Securities in registered form and notifies the applicable Trustee thereof, or (iii) there shall have occurred and be continuing an Event of Default or Default or an event which after notice or lapse of time would be an Event of Default or Default, as applicable, with respect to the Debt Securities represented by such Global Security. U. S. Bancorp will issue Debt Securities in definitive form upon registration of transfer of, or in exchange for, any Global Security exchangeable pursuant to the preceding sentence. (Section 305).

Covenants Contained in Indentures

          The Senior Indenture provides that U. S. Bancorp, subject to the provisions described under "Consolidation, Merger, Conveyance, Transfer or Lease," will not sell, transfer, or otherwise dispose of, or permit U. S. Bank of Oregon to issue, any shares of Voting Stock of U. S. Bank of Oregon, and will not permit U. S. Bank of Oregon to merge or consolidate or convey its properties substantially as an entirety, unless U. S. Bank of Oregon or the surviving corporation or transferee, as the case may be, is a Controlled Subsidiary of U. S. Bancorp. The Senior Indenture further provides that
U. S. Bancorp will not grant a security interest in any shares of Voting Stock of U. S. Bank of Oregon. (Section 1007 of the Senior Indenture). "Controlled Subsidiary" means any corporation more than 80 percent of the outstanding Voting Stock of which is owned by U. S. Bancorp. (Section 101 of the Senior Indenture).

          The Subordinated Indenture does not contain the foregoing covenant.

          U. S. Bancorp is not restricted by the Indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property for any purpose or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indentures do not contain any provision which would require U. S. Bancorp to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving U. S. Bancorp which may adversely affect the creditworthiness of the Debt Securities.

Subordination

          The Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of U. S. Bancorp. In the event that
U. S. Bancorp defaults in the payment of any principal, premium, if any, or interest, if any, on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, or if any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, or would occur as a result of any payment in respect of the Subordinated Securities, then, upon written notice to U. S. Bancorp of such default or event of default, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made for principal, premium, if any, or interest, if any, on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities, or as a sinking fund for any Subordinated Securities. (Section 1301 of the Subordinated Indenture). "Senior Indebtedness" of U. S. Bancorp means the principal of (and premium, if any) and unpaid interest on (i) all indebtedness of U. S. Bancorp for money borrowed (including any deferred obligation for the payment of the purchase price of property or assets and obligations arising from guarantees by U. S. Bancorp of the indebtedness of others), (ii) obligations of, or any such obligation guaranteed by, U. S. Bancorp as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction to which
U. S. Bancorp is a party, (iii) obligations of U. S. Bancorp under letters of credit, and (iv) any indebtedness of U. S. Bancorp under or other obligations of U. S. Bancorp to make payment pursuant to the terms of commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements, whether now outstanding or subsequently created, assumed or incurred, and any deferrals, renewals, or extensions of any such Senior Indebtedness, other than (x) any obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation is not to be superior in right of payment to the Subordinated Securities, (y) U. S. Bancorp's 8 1/8% Subordinated Notes due 2002, its 7% Subordinated Notes due 2003, its 6 3/4% Subordinated Notes due October 15, 2005, and its 7 1/2% Subordinated Debentures Due June 1, 2026, and (z) the Subordinated Securities. (Section 101 of the Subordinated Indenture). As of June 30, 1996, U. S. Bancorp had approximately $511.6 million of Senior Indebtedness outstanding.

          U. S. Bancorp has outstanding subordinated debt in the aggregate principal amount of $800 million pursuant to an Indenture dated as of May 15, 1992, as amended by a First Supplemental Indenture dated as of March 15, 1993 (the "1992 Indenture"), between U. S. Bancorp and Bankers Trust Company, as trustee. The definition of senior indebtedness with respect to subordinated indebtedness of U. S. Bancorp issued under the 1992 Indenture prior to March 15, 1993, included only indebtedness of U. S. Bancorp for money borrowed, other than obligations ranking on a parity with or junior to such subordinated indebtedness. The 1993 amendment to the 1992 Indenture changed the definition of senior indebtedness to encompass a broader range of instruments and obligations. The amended definition in the 1992 Indenture corresponds to the definition in the Subordinated Indenture. Prior to amendment of the 1992 Indenture, subordinated debt in the aggregate principal amount of $150 million was issued. Consequently, the holders of Subordinated Securities could be subordinated to greater amounts of senior indebtedness of
U. S. Bancorp than holders of such $150 million of previously issued subordinated debt, such that, under the circumstances described in the following paragraph, Holders of Subordinated Securities may receive less, ratably, than holders of such previously issued subordinated debt.

          In the event of any insolvency, bankruptcy, receivership, conservatorship, reorganization, readjustment of debt, assignment for the benefit of creditors, marshalling of assets and liabilities or similar proceeding relating to, or any liquidation, dissolution or winding-up of
U. S. Bancorp as a whole, whether voluntary or involuntary, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution shall be made on account of the principal of or interest on the Subordinated Securities. In the event of any such proceeding, if any payment by or distribution of assets of U. S. Bancorp of any kind or character, whether in cash, property, or securities (other than (i) securities of U. S. Bancorp or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment or (ii) any cash, property, or securities distributed pursuant to an order or decree of a court of competent jurisdiction in a reorganization proceeding giving effect to the subordination of the Subordinated Securities), including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of U. S. Bancorp being subordinated to the payment of the Subordinated Securities, shall be received by the Trustee or the Holders of the Subordinated Securities before all Senior Indebtedness is paid in full, such payment or distribution shall be held (in trust if received by the Holders of the Subordinated Securities) for the benefit of and shall be paid over to the Holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. (Section 1301 of the Subordinated Indenture). By reason of such subordination, in the event of the insolvency of U. S. Bancorp, holders of Senior Indebtedness may receive more, ratably, and holders of the Subordinated Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of
U. S. Bancorp. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Securities.

          In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of Subordinated Securities, together with the holders of any obligations of U. S. Bancorp ranking on a parity with the Subordinated Securities, shall be entitled to be repaid from the remaining assets of U. S. Bancorp the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the Subordinated Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, may be made on account of any capital stock or obligations of U. S. Bancorp ranking junior to the Subordinated Securities and such other obligations.

          In addition, in the event of the insolvency, bankruptcy, receivership, conservatorship or reorganization of U. S. Bancorp, the claims of the Holders of the Subordinated Securities would be subject as to enforcement to the broad equity power of a federal bankruptcy court, and to the determination by that court of the nature of the rights of the Holders.

Events of Default

          Unless otherwise provided in the applicable Prospectus Supplement, any series of Senior Securities issued under the Senior Indenture will provide that the following shall constitute Events of Default with respect to such series: (i) default in the payment of principal of or premium, if any, on any Senior Security of such series when due; (ii) default in the payment of interest, if any, on any Senior Security of such series when due, continued for 30 days; (iii) default in the deposit of any sinking fund payment in respect of any Senior Security of such series when due; (iv) default in the performance, or breach, of any other covenant or warranty of U. S. Bancorp in such Indenture (other than a covenant or warranty included in such Indenture solely for the benefit of a series of the Senior Securities other than that series), continued for 60 days after written notice as provided in such Indenture; (v) acceleration of the Senior Securities of any other series or any other indebtedness for borrowed money, in an aggregate principal amount exceeding $15,000,000, of U. S. Bancorp as a result of a default under the terms of the instrument or instruments under which such indebtedness is issued or secured (but not necessarily a default in payment at maturity thereunder), unless such acceleration is annulled or discharged, or a sum sufficient to discharge such indebtedness has been deposited in trust, within 30 days after written notice as provided in the Senior Indenture, provided that if such default is remedied or cured by U. S. Bancorp or waived by the holders of such indebtedness, the Event of Default by reason thereof shall be deemed to have been thereupon remedied, cured or waived; and (vi) certain events in bankruptcy, insolvency or reorganization of U. S. Bancorp or U. S. Bank of Oregon. (Section 501 of the Senior Indenture).

          Unless otherwise provided in the applicable Prospectus Supplement, any series of Subordinated Securities issued under the Subordinated Indenture will provide that the only Event of Default will be certain events in bankruptcy, insolvency or reorganization of U. S. Bancorp. (Section 501 of the Subordinated Indenture). Unless specifically stated in the applicable Prospectus Supplement for a particular series of Subordinated Securities, there is no right of acceleration of the payment of principal of the Subordinated Securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture, the Trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy. (Section 503 of the Subordinated Indenture).

          U. S. Bancorp is required to furnish to each Trustee annually an Officers' Certificate concerning the absence of certain defaults under the terms of the Indentures. (Section 1006). Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities (as defined in the applicable Indenture) of a series issued under that Indenture may declare the principal amount of all such Debt Securities (or, in the case of original issue discount Debt Securities, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable immediately; provided that under the Senior Indenture, such acceleration of maturity shall be automatic with respect to an Event of Default arising out of certain events in bankruptcy, insolvency or reorganization of U. S. Bancorp. (Section 502).

          Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series thereunder before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders. (Section 603). Each Indenture provides that no Holder of any Debt Securities of any series thereunder may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it is given notice of default, a request to enforce such Indenture by the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series and an offer of reasonable indemnity. (Section 507). This provision will not prevent any Holder of Debt Securities from enforcing payment of the principal thereof and premium, if any, and interest, if any, thereon at the respective due dates thereof. (Section 508). The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series issued under an Indenture may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee for such Debt Securities or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the Indenture under which it serves or which would be unjustly prejudicial to Holders not joining therein.
(Section 512).

          Each Indenture provides that the Trustee thereunder will give to the Holders of Debt Securities notice of a default if not cured or waived, but, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee for such Debt Securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities. (Section 602).

Modifications and Waiver

          Modifications and amendments of either Indenture may be made by
U. S. Bancorp and the applicable Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any premium or installment of interest, if any, on any Debt Security, (ii) reduce the principal amount of, or premium or interest, if any, on, any Debt Security, (iii) reduce the amount of principal of an original issue discount Debt Security payable upon acceleration of the maturity thereof, (iv) change the place or currency of payment of principal of, or premium or interest, if any, on, any Debt Security, (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any Debt Security, (vi) modify the subordination provisions of the Subordinated Indenture in a manner adverse to the Holders of Subordinated Securities, or (vii) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902).

          The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by U. S. Bancorp with certain restrictive provisions of the Indenture under which such Outstanding Debt Securities were issued.
(Section 1008 of the Senior Indenture; Section 1007 of the Subordinated Indenture). In certain cases, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under such Indenture with respect to Debt Securities of that series, except a default in the payment of principal, or of premium or interest, if any, or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series. (Section 513).

          Each Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the principal amount of an original issue discount Debt Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof. (Section 101).

Consolidation, Merger, Conveyance, Transfer or Lease

          U. S. Bancorp, without the consent of the Holders of any of the Outstanding Debt Securities under either Indenture, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that (i) the successor corporation assumes
U. S. Bancorp's obligations on the Debt Securities and under such Indenture,
(ii) after giving effect to the transaction no Default or Event of Default, and no event which, after notice or lapse of time, would become a Default or Event of Default, as applicable, shall have occurred and be continuing,
(iii) with respect to the Senior Indenture only, if as a result of the transaction Voting Stock of U. S. Bank of Oregon would become subject to a security interest which would not be permitted by the Senior Indenture, the Senior Securities shall be secured equally with (or prior to) the indebtedness secured thereby, and (iv) certain other conditions are met. (Section 801).

Governing Law

          The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                      VALIDITY OF OFFERED DEBT SECURITIES

          The validity of the Offered Debt Securities will be passed upon for
U. S. Bancorp by Miller, Nash, Wiener, Hager & Carlsen LLP, Portland, Oregon ("Miller Nash"), and for any underwriters or agents Brown & Wood LLP. John J. DeMott, a partner in Miller Nash, is Secretary of U. S. Bancorp. Miller Nash and certain attorneys associated with the firm may be indebted to and have other banking and trust relationships with certain bank subsidiaries of
U. S. Bancorp.

                                    EXPERTS

          The consolidated financial statements of U. S. Bancorp and subsidiaries, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated herein by reference from
U. S. Bancorp's 1995 Annual Report on Form 10-K, have been audited by
Deloitte & Touche LLP as stated in their report, which has been incorporated herein by reference. The consolidated financial statements give retroactive effect to the 1995 merger of U. S. Bancorp and subsidiaries and West One Bancorp and subsidiaries, which has been accounted for as a pooling-of-interests. The consolidated balance sheet of West One Bancorp and subsidiaries as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1994 (not presented separately in U. S. Bancorp's 1995 Annual Report on Form 10-K) were audited by Coopers & Lybrand L.L.P. as stated in its report, which has been incorporated herein by reference from U. S. Bancorp's 1995 Annual Report on Form 10-K. Such consolidated financial statements of U. S. Bancorp and subsidiaries have been incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent accountants.

                             PLAN OF DISTRIBUTION

          U. S. Bancorp may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors through agents, including its banking affiliates. Any such underwriter or agent involved in the offer and sale of the Offered Debt Securities will be named in the Prospectus Supplement.

          Underwriters may offer and sell the Offered Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Offered Debt Securities, underwriters may be deemed to have received compensation from U. S. Bancorp in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Debt Securities for whom they may act as agent. Underwriters may sell the Offered Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. If so indicated in the Prospectus Supplement, U. S. Bancorp also may offer and sell the Offered Debt Securities in exchange for one or more outstanding issues of its, U. S. Bank of Oregon's or U. S. Bank of Washington's debt securities.

          Any underwriting compensation paid by U. S. Bancorp to underwriters or agents in connection with the offering of the Offered Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with U. S. Bancorp, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

          If so indicated in the Prospectus Supplement, U. S. Bancorp will authorize dealers acting as U. S. Bancorp's agents to solicit offers by certain institutions to purchase the Offered Debt Securities from
U. S. Bancorp at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of the Offered Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of
U. S. Bancorp. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Debt Securities are being sold to underwriters,
U. S. Bancorp shall have sold to such underwriters the total principal amount of the Offered Debt Securities less the principal amount thereof covered by Contracts.

          All Offered Debt Securities will be a new issue of securities with no established trading market. Any underwriters to whom Offered Debt Securities are sold by U. S. Bancorp for public offering and sale may make a market in such Offered Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Debt Securities.

          Certain of the underwriters and their associates may be customers of, engage in transactions with and perform services for U. S. Bancorp or its subsidiaries in the ordinary course of business.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    Securities and Exchange Commission filing fee. . . . . . . . . . $344,828
    Accounting fees. . . . . . . . . . . . . . . . . . . . . . . . .   50,000*
    Legal fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  120,000*
    Blue Sky qualification fees and expenses (including legal fees).   25,000*
    Printing and engraving . . . . . . . . . . . . . . . . . . . . .   25,000*
    Trustee fees and expenses under Indentures . . . . . . . . . . .   40,000*
    Rating agency fees . . . . . . . . . . . . . . . . . . . . . . .  275,000*
    Agents' expenses . . . . . . . . . . . . . . . . . . . . . . . .   10,000*
    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .   10,172*
                                                                     --------
          Total. . . . . . . . . . . . . . . . . . . . . . . . . . . $900,000*
                                                                     =========
    _____________
    *Estimated.

Item 15.  Indemnification of Directors and Officers.

    ORS 60.367, a section of the Oregon Business Corporation Act ("Act"), provides in substance that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from
(i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

    Under Sections 60.387 to 60.414 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to its best interests, (ii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iii) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation (in which case indemnification is limited to the Indemnitee's reasonable expenses in connection with the proceeding) and (iv) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit.

    Article VI of U. S. Bancorp's Articles of Incorporation contains the following provision:

          "A. The Corporation shall indemnify each of its directors and officers to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorneys' fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, and administrators. The indemnification provided in this paragraph A shall not be exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise."

    U. S. Bancorp has entered into an indemnification agreement with each of its directors. Each such agreement provides that U. S. Bancorp will indemnify the director (i) to the full extent authorized or permitted by the Act or any other applicable statute or U. S. Bancorp's Articles of Incorporation or Bylaws or any amendment thereof and (ii) against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses, including attorney fees (any of the foregoing, a "Liability") incurred in connection with any claim (as defined), including a claim by or in the right of U. S. Bancorp; provided that no indemnity shall be paid by U. S. Bancorp (A) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (B) on account of acts or omissions by the director which are finally adjudged to have been not in good faith or to have involved intentional misconduct or a knowing violation of law or (C) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of federal or state statutory law.

    Each such agreement also provides that U. S. Bancorp will maintain in effect, as long as the director continues to serve in such capacity and thereafter so long as he or she is subject to any possible claim, directors' and officers' liability insurance coverage at least comparable to the coverage provided at the date the agreement was entered into unless such insurance is not reasonably available or the premium cost is substantially disproportionate to the amount or scope of coverage. In the event U. S. Bancorp does not maintain such insurance coverage, U. S. Bancorp agrees to indemnify the director to the full extent of the coverage in effect at the date the agreement was entered into.

    Reference is made to section 6 of the form of underwriting agreement filed herewith as Exhibit 1 for provisions regarding the indemnification of
U. S. Bancorp, its directors, certain of its officers and its controlling persons against certain civil liabilities, including civil liabilities under the Securities Act of 1933.

    U. S. Bancorp maintains directors' and officers' liability insurance under which U. S. Bancorp's directors and officers are insured against loss (as defined) as a result of claims made against them for their wrongful acts in such capacities.

Item 16.  Exhibits.

    The exhibits to the Registration Statement required by Item 60l to Regulation S-K are listed in the accompanying index to exhibits.

Item 17.  Undertakings.

    (a)  Rule 415 Offering.

    The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)  Filing Incorporating Subsequent Exchange Act Documents by Reference.

    The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h)  Acceleration of Effectiveness.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act of 1933.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 25th day of September, 1996.

                                        U. S. BANCORP

                                        By /s/ Gerry B. Cameron
                                           Gerry B. Cameron
                                           Chairman of the Board
                                           and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 25th day of September, 1996.

          Signature                                       Title
          ---------                                       -----
(1)  Principal Executive Officer
       and Director:

     /s/ Gerry B. Cameron                     Chairman of the Board and Chief
    Gerry B. Cameron                          Executive Officer and Director

(2)  Principal Financial and
       Accounting Officer:

    /s/ Steven P. Erwin                       Executive Vice President and
    Steven P. Erwin                           Chief Financial Officer

(3)  A Majority of the Board of Directors:

    HARRY BETTIS*                             Director
    CAROLYN SILVA CHAMBERS*                   Director
    FRANKLIN G. DRAKE*                        Director
    ROBERT L. DRYDEN*                         Director
    JOHN B. FERY*                             Director
    JOSHUA GREEN III*                         Director
    DANIEL R. NELSON*                         Director
    ALLEN T. NOBLE*                           Director
    PAUL A. REDMOND*                          Director
    N. STEWART ROGERS*                        Director
    BENJAMIN R. WHITELEY*                     Director

*By /s/ Dwight V. Board
    Dwight V. Board
    Attorney-in-fact

                               INDEX TO EXHIBITS

Exhibit
Number          Document Description
- ------          -------------------
 1        Form of proposed Underwriting Agreement.

 4.1 Form of Indenture relating to Senior Securities between the registrant and The First National Bank of Chicago, as Trustee.

 4.2 Form of Indenture relating to Subordinated Securities between the registrant and The First National Bank of Chicago, as Trustee.

 4.3      Form of Senior Security.

 4.4      Form of Subordinated Security.

 5 Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to the validity of the Debt Securities.

12 U. S. Bancorp and Subsidiaries Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12 to the registrant's quarterly report on Form 10-Q/A (Amendment No. 1) for the quarter ended June 30, 1996.

23.1 Consent of Deloitte & Touche LLP, independent auditors, with respect to financial statements of the registrant.

23.2 Consent of Coopers & Lybrand L.L.P., independent auditors, with respect to financial statements of West One Bancorp.

23.3      Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in
          Exhibit 5).

24 Power of attorney of certain officers and directors of the registrant.

25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The First National Bank of Chicago.

_____________

Other exhibits listed in Item 601 of Regulation S-K are not applicable.